Exhibit 99.1

FOR IMMEDIATE RELEASE
October 2, 2017	Nasdaq Capital Markets - GTIM
GOOD TIMES RESTAURANTS REPORTS FISCAL 2017 Q4 SAME STORE SALES AND
 THE OPENING OFA BAD DADDY’S RESTAURANT IN CONCORD, NORTH CAROLINA
Good Times’ Same Store Sales Increase 3.9%
Bad Daddy’s Adjusted Same Store Sales Increase 1.9%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products and of Bad Daddy’s Burger Bar, a full-service, upscale concept, today announced that its Good Times’ same store sales increased 3.9% in its fiscal fourth quarter ended September 26, 2017 over the prior year’s decrease of 1.2%, and its Bad Daddy’s same store sales increased 1.4% during the quarter over the prior year’s increase of 1.9%.  Excluding the Cherry Creek location which continues to be impacted by construction in the surrounding area, Bad Daddy’s same store sales increased 1.9% for the quarter.

Boyd Hoback, President & CEO, said “We saw our fifth consecutive quarter of sequential improvement in our same store sales at Good Times, and exceeded our expectations of 3.0% to 3.5% comps for the quarter.  Our comps accelerated during the quarter, from +3.4% in July to +3.7% in August to +4.5% comps in September, including a week of unseasonably inclement weather at the end of the September period in Colorado.  We are very pleased with our results during the quarter, as we continue to compete in an environment with significant discounting in both of our competitive segments.  We believe that our sales improvements at Good Times are the cumulative result of our introduction of the West Coast Double promotion and the quality improvements to our core burger lineup that we made in April.”

Regarding Bad Daddy’s results, Hoback added “Our Bad Daddy’s brand also performed very well, posting positive comp sales for the tenth consecutive quarter and exceeding our expectations of flat to slightly negative comps for the quarter with improvement sequentially from our fiscal third quarter and similar sequential improvement as Good Times during the quarter with the September period comps +3.6%.  Today we opened our fifth company-owned location in the Charlotte market, marking the first restaurant opened during fiscal 2018, and we further expect to open a new store in Greenville, North Carolina next week.  In addition to these two restaurants, we expect to open an additional seven Bad Daddy’s restaurants during fiscal 2018, primarily in the Southeast.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, and in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates, franchises or licenses 25 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2016 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Ryan Zink, CFO (303) 384-1432
Christi Pennington (303) 384-1440